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                                  EXHIBIT 23.1
             CONSENT OF KPMG PEAT MARWICK LLP, INDEPENDENT AUDITORS
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                              ACCOUNTANTS' CONSENT

The Board of Directors
NPS Pharmaceuticals, Inc.:

    We consent to incorporation by reference in Registration Statement No. 333-02564 on Form S-3 and registration statement No. 33-79622 on Form S-8 of NPS Pharmaceuticals, Inc. of our report dated February 21, 1997, relating to the balance sheets of NPS Pharmaceuticals, Inc. as of December 31, 1996 and 1995, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, and for the period from October 22, 1986 (inception) to December 31, 1996, which report appears in the December 31, 1996 Annual Report on Form 10-K of NPS Pharmaceuticals, Inc.

                                          KPMG Peat Marwick LLP

Salt Lake City, Utah
March 26, 1996